Exhibit 5.4

[LETTERHEAD OF MANNING FULTON & SKINNER PA]

Samuel T. Oliver, Jr.
919.510.9256 DIRECT
919.781.0811 FAX
May 31, 2005	Oliver@ManningFulton.com

Cascades Inc.

404 Marie-Victoria Blvd.

Kingsey Falls, Quebec,

Canada J0A 1B0

Re:	U.S.$125,000,000 aggregate principal amount 7¼% Senior Notes due 2013 of Cascades Inc.; Our File G-31548

Ladies and Gentlemen:

We have acted as special North Carolina counsel to Cascades Moulded Pulp, Inc. and Cascades Tissue Group - North Carolina Inc., each North Carolina corporations (the “North Carolina Guarantors”), each subsidiaries of Cascades Inc. (the “Company”), in connection with the offer to exchange (the “Exchange Offer”) up to U.S. $125,000,000 aggregate principal amount of the Company’s 7¼% Senior Notes due 2013 (the “Exchange Notes”) that have been registered under the Securities Act of 1933 for an equal principal amount of the Company’s 7¼% Senior Notes due 2013 outstanding on the date hereof (the “Private Notes”), to be issued pursuant to the Indenture, dated as of February 5, 2003 (the “Indenture”), as amended as of this date, by and among the Company, as issuer, the Subsidiary Guarantors named therein, as subsidiary guarantors, and The Bank of New York, as trustee (the “Trustee”).  The Private Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Company’s U.S. and Canadian subsidiaries (the “Subsidiary Guarantors”).

As such counsel, we have reviewed the following documents:

1.                                       A certified copy of the Articles of Incorporation, as amended, for both Cascades Moulded and Cascades Tissue;

2.                                       A certificate of existence dated April 1, 2005, issued by the North Carolina Secretary of State for both Cascades Moulded and Cascades Tissue;

3.                                       The corporate bylaws for both Cascades Moulded and Cascades Tissue (“Bylaws”);

4.                                       Resolutions by the Boards of Directors of both Cascades Moulded and Cascades Tissue; and

5.                                       Certificates dated May 31, 2005, issued by the corporate secretaries of both Cascades Moulded and Cascades Tissue copies of which are attached hereto (the “Certificates”).

In rendering this opinion, as to questions of fact material to this opinion, we have relied to the extent we have deemed such reliance appropriate, without investigation, on certificates and other communications from public officials and from officers of both Cascades Moulded and Cascades Tissue and on representations of both Cascades Moulded and Cascades Tissue set forth in the Certificates, and upon information, representations, warranties, certificates and letters we believe that we are justified in relying upon.

We have further assumed that:

(i)                                     All natural persons signing the Exchange Guarantees have sufficient legal capacity to enter into and perform their obligations under the Exchange Guarantees.

(ii)                                  The genuineness of all signatures not witnessed by us and the conformity to originals and completeness of all documentation submitted to us as certified or photocopies.

Based upon and subject to the foregoing and to the qualifications, limitations, exceptions and assumptions, if any, set forth herein, we are of the opinion that:

1.             Each of the North Carolina Guarantors is duly organized, validly existing and in good standing under the laws of North Carolina.

2.             The Subsidiary Guarantees of the Exchange Notes (the “Exchange Guarantees”)  of the North Carolina Guarantors have been duly authorized by all necessary corporate action on the part of each North Carolina Guarantors, and when the Registration Statement on Form F-4 and S-4 relating to the Exchange Offer (the “Registration Statement”) has become effective under the Securities Act of 1933 and the Exchange Guarantees of the North Carolina Guarantors are delivered in accordance with the terms of the Exchange Offer in exchange for the Subsidiary Guarantees of the North Carolina Guarantors of the Private Notes, the Exchange Guarantees of the North Carolina Guarantors will have been validly executed, issued and delivered.

The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of North Carolina, as currently in effect.

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.  Subject to all of the limitations, qualification and assumptions set forth herein, Jones Day is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 of the Registration Statement.

Sincerely yours,

MANNING, FULTON & SKINNER, P.A.

	By:	/s/ Samuel T. Oliver, Jr.
Samuel T. Oliver, Jr.

STOjr/mmc/445897